Exhibit 4.38

Contract No. (Party A): STY-ZLHT-YF-202202-000006

Contract No. (Party B) :

Shenzhen city
housing rental

Contract

Shenzhen Municipal Housing and Construction

Bureau system

2O19 November

explain

1. This contract is a model text. When signing the contract, the parties may adjust the corresponding contents of the contract within the scope stipulated by relevant laws and regulations and according to the actual situation.

2. Before signing the contract, the lessor and the lessee shall provide the corresponding materials according to the following requirements:

(1) The lessor shall present to the lessee the certificate of realty right, the house sales contract or other valid certification documents proving that he enjoys the lease right, and at the same time :

If the house is entrusted by others to be leased, the power of attorney of the principal shall also be provided ;

If the common house is rented out, the certificate of the consent of all the co-owners and the power of attorney shall be provided ;

If the premises is sublet, the subtenant shall provide the sub-lessee with the supporting documents and materials of the lessor’s consent to the sublease.

(2) The lessee shall provide the lessor with the true, legal and valid identity documents of the lessee.

3. The contents selected in the text of this contract, the contents filled in the space and other contents that need to be deleted or added shall be determined by both parties through negotiation. ☐ Select content by row / select ; if the actual situation does not occur or the parties do not agree, type x in the space to show deletion.

4. The lessor and the lessee may, according to the specific circumstances, agree in the blank line after the relevant provisions of the contract, or make supplementary provisions in Appendix I Supplementary Terms.

5. Both parties may decide the number of the actual situation, and check it carefully when signing the contract to ensure that the contents of each contract are consistent. Each party shall hold at least one original copy of the contract.

6. In case of any termination of this Contract or any major change in the lease term, rent standard and lease area hereof, the parties shall go through relevant procedures with the original registration and filing authority.

7. When signing this Contract, the parties hereto shall have full civil capacity, fully 2 understand their respective rights, obligations and responsibilities, and voluntarily and strictly enforce them in accordance with the contract.

8. If industrial housing is rented out, the relevant provisions of the Measures of the People’s Government (Trial) of Shenzhen Municipality (No.8,2019).

Special note : the lessor shall fulfill the reminder obligation to the lessee regarding the important matters of the contract. The lessee shall sign the contract prudently. Before signing this contract, please read the terms of the contract carefully, especially the selective, supplementary and modified contents, and pay attention to prevent potential risks.

Housing lease contract

Lessor (Party A): Shenzhen Bay Technology Development Co., LTD Certificate type : district resident ID card area passport (3 unified social credit code area other Certificate No.: 914403000812508289 Housing information code card number: L Address: 24,25, Building C, Building 2, 1003, Keyuan Road, Nanshan District, Shenzhen Tel: 0755-86689998 District authorized agent / EI legal representative: wild                      Certificate type : oral resident ID card ☐ passport ☐ unified social credit code ☐ Other ID

Number:L                                               postal address:L

contact number:L

Lessee (Party B) : Shenzhen Pu Culture Co., Ltd

            Certificate type : resident ID card area passport 0 unified social credit code area other ID number: [*] Address :

No.1, Floor 5, Sun Department Store, Jiefang Road, Dongmen Community, Dongmen Street, Luohu District, Shenzhen Tel : 16619950226                      13.

Entrusted agent / district legal representative : Yi Hainan Certificate type : 0 resident ID card ☐ passport ☐ Unified social credit code ☐ Other      Certificate No.: [*]     Address :

No.1, Shop 1, Floor 5, Sun Department Store, 2001, Jiefang Road, Dongmen Community, Dongmen Street, Luohu District, Shenzhen Tel: 13631627807

According to the law of the People’s Republic of China contract law of the city’s real estate administration law of the People’s Republic of China “commodity housing lease management method” of the Shenzhen municipal people’s congress standing committee on strengthening the housing rental security responsibility decision of the Shenzhen municipal people’s government issued by <about regulating industrial rental market stable rental price several measures (trial)> notice ” and other relevant laws and regulations documents, both parties, on the basis of equality, voluntary, fairness, honesty and credit, housing rental related matters consensus, jointly conclude this contract.

Article 1 Basic information of the leased house

1.1 Party A China to Party B ’% end floor Mi falls in 11 floor, Building 10, A Shenzhen Bay Science and Technology Ecological Park, Nanshan District, lease form : 0 whole rent / district part rental, building area : 293.62L square meters (including the building area of the set:

/ Square, shared area : / square) (see Annex 2 for details), housing rental use: Xu Office 2, house code : / 1.

1.2 Housing ownership status:

real estate. The company is Shenzhen Investment Holding Co., LTD., party A holds : (old house ownership certificate or real estate right certificate / house sales contract / district house lease contract / district other house source documents), house ownership certificate or real estate right certificate No. :, The house (yes / 0 no) has a mortgage set

1.3 Decoration situation of the house : non-blank (the specific situation of the decoration can be supplemented by both parties in Appendix 2 of this contract).

1.4 Ancached facilities in the premises :

0 The house without any facilities and equipment, is an empty room.

With facilities and equipment installed in the houses in the district, see Annex 3, Confirmation of House Delivery for details

Article 2. Lease term

2.1 The term of party B leasing the premises is seven years! January 1. A total of year-months (not exceeding the maximum period stipulated by laws and regulations, and the term of a single industrial housing lease contract shall not be less than 1 year in principle) -

2.2 Rent-free period:

0 Party B shall enjoy a rent-free period of 30 districts / month (3 days (including during the lease period), and the specific time is from March 9.B to 2 years of drive LB. During this period, Party B does not need to pay the rent to Party A, but shall bear all expenses such as water, electricity, gas, property management fees except the rent. At the expiration of the rent-free period, party B shall pay the rent in accordance with the contract, regardless of whether it uses the leased premises or not.

District Party B shall not enjoy the rent-free period, and the rent, management fee and other fees shall be calculated from the date of party A delivering the premises.

Article 3 Rent

3-1 The rental of the leased house is calculated according to the floor area of the building area, and the total monthly rental is RMB 38,408.43 (in words : eight thousand eight thousand four thousand four thousand yuan).

3.2 Time of rent payment : The rent shall be paid monthly, and Party B shall pay the rent to Party A before £ of each month. When Party A collects the rent to Party B, it shall issue a collection voucher to Party B.

3.3 Rent Payment method: Party B shall pay the rent in cash / 0 bank transfer / bank before the agreed payment date, and he shall pay the rent to Party A in the form.

When paid by transfer, Party B shall pay the rent to the following account designated by Party A:

Account name : Shenzhen Tou luo Holding Co., LTD

Bank : Shenzhen Branch of China Development Bank

Account number: [*]

3.4 During the lease contract period, Party A shall not unilaterally raise the rent.

3.5 The parties agree that the rent during the lease term shall be increased / reduced by 2% from the rent standard on the basis of the previous year from the second year, as follows :

(1) From the date of the month to the U of the year, the rent standard is RMB 38.408.43 / month (in words : RMB eight thousand four hundred and eight).

(2) From January 01 to December 2023, 3 LB, the rent standard is RMB 40.328.71 / month (in words : RMB 40,000 million and twenty-eight yuan).

(3) From January 1,2024 to December 31_0,2024, the rent standard is RMB 42.345.88 / month (in words : 40 thousand thousand eighty-eight points).

(4) From January 01,2025 to March 08,2025, the rent standard is RMB 44,462.88 / month (In words : forty-four thousand four hundred and sixty-eight and eight).

Article 4 Lease deposit

4.1 Within 5 days after the signing of this Contract, Party B shall pay Party A a deposit of equivalent to RMB 88,925.7688 (eighty-eight thousand). When Party A collects the deposit from Party B, Party A shall issue the receipt voucher to Party B.

4.2 The deposit paid by Party B is not the rent or other fees prepaid by Party B, but is only a guarantee for Party B to perform the obligations agreed herein. Party A shall not withhold the deposit from Party B without reason and refuse to return it. Within 5 days after the expiration of the lease term or the termination of the contract, if the following conditions are met, Party A shall return the remaining part of the lease deposit to Party B without interest (including the rent balance) :

（1）Party B has not caused any damage to the leased premises or has already repaired the damaged premises;

（2）Party B shall return the leased premises (including ancillary facilities) to Party A according to the manner agreed herein;

（3） If Party B uses the address of the leased premises for industrial and commercial registration, it has transferred the industrial and commercial registered address and completed other procedures stipulated by the law and the government.

Article 5 Other Expenses

5. 1 During the lease term, Party A shall be responsible for paying the taxes related to the lease paid by Party A according to laws and regulations

5.2 lease term, because party b use the rental house (3 water / electricity / gas / property management / qiao TV / EJ, telephone / EI network cost / 0 fort funds and other expenses, shall be borne by party b-billing standard as follows (such as utilities or property service enterprises in accordance with the law to adjust the fee standard, along with the adjustment) :

Water rate : dagger yuan / ton; electricity fee: Yi / yuan / degree ;

Gas fee: heart / cubic meter; property management fee ; dagger yuan / square meter / month ; Other: oneself.

5.3 Party B shall receive the payment notice or delay Use’or not The late fee, liquidated damages and relevant legal consequences are caused by

Article 6 Delivery and acceptance of the Premises shall be delivered to Party B, and the premises and its accessories shall be guaranteed

6. Party

A shall lease the house x before February

When the party delivers the leased house, check the existing equipment of the leased house and plate is but g enter the decoration’ as the lease has been completed.

Party A does not agree with Party B to decorate the leased premises. Seven ” 5 hours before / working day Hata

7.2 Decoration deposit : for the decoration in accordance with the small article of this contract, Party B shall pay the decoration deposit of RMB yuan to party A or the unit designated by Party A (say: The decoration shall return the decoration deposit to Party B without interest after the unit designated by Party A or Party A passes the fire training 1.

Article 8. Use and maintenance of houses

8. 1 During the lease term, Party B shall normally and reasonably use the leased premises and its ancillary facilities, and shall not change the use of the lease without party A’s consent

8.2 During the lease term, if Party B finds any damage or failure to the leased premises and its attached facilities, it shall timely notify Party A to repair it. Party A shall carry out maintenance within 5 days after receiving the notice from Party B. If party B fails to notify Party A or Party A fails to repair the goods after receiving the notice, or has to repair immediately due to emergency, Party B shall have the right to repair on behalf of Party A at party A’s expenses. If the use of the premises is affected by the maintenance of Party B, the rent or extend the lease term shall be reduced accordingly.

Party B shall be responsible for the damage or failure of the leased premises or ancillary facilities caused by the intentional or improper use of Party B by Party B, and Party A shall not undertake the maintenance obligation.

During the lease term, if Party A or Party B fails to timely perform the maintenance, maintenance and other obligations agreed herein, causing personal damage or property loss to the other party or the third party, the responsible party shall be liable for compensation.

8.3 In case of emergency maintenance but failure to notify Party B or Party B cannot not present despite the notice, Party A may, with the assistance of property management departments, enter the leased premises for emergency maintenance and construction, and Party A shall compensate Party B for the losses caused thereby.

Article 9 Sublease, renewal and priority

9.1 Sublease

Party B shall not sublease it.

Area 1 rental housing is industrial housing, and associated with the rental housing land supply contract, industry development regulation agreement allows sublet, party a agrees to party b according to the provisions or sublet, but party b of the sublease term shall not exceed the rest of the lease, deadline, and shall be responsible for the second lessee the lease obligations, the lessee default liability, and the lessee shall not sublet again.

Area 1 rental housing is other housing, party a agrees to party b will lease house all or part to sublet others, but party b of sublease term shall not exceed the rest of the lease term, and shall be the member of the lessee lease obligations, to the lessee default liability, and the lessee shall not sublet again.

9.2 Renewal of lease

Upon expiration of the lease term of, if Party B needs to continue to lease the leased premises, it shall submit a written application for lease renewal to Party A 21 days prior to the lease term. If both parties reach an agreement on the renewal of the lease, they shall conclude a new lease contract or sign an agreement to changing the lease term. Under the same conditions, Party B shall have the priority to renew the lease.

9.3 Priority

During the lease term, Party A shall notify Party B in advance of the lease premises, and Party B shall have the preemptive right to purchase under the same conditions as the price and payment method. If Party A pays for the whole house together with the leased house or the whole house connected with other houses, Party B shall not have the preemptive right of purchase.

Article 10. House return

10.1 Within 2_ days from the expiration of the lease term or the termination of this Contract, Party B shall timely vacate the leased premises and return the premises and attached facilities to Party A. If Party B fails to empty or move out of the premises within the agreed time, and cannot contact Party B, both parties agree to handle the matter as follows:

13 Party A shall have the right to dispose of all the items left in the leased premises as waste.

District Party B shall provide the emergency contact person. If the emergency contact person of Party B fails to empty the premises within days from the date of receiving the notice, Party A shall have the right to dispose of all the items left over in the leased premises as waste District Party A entrusts a third party custody company to keep the remains, and the storage expenses shall be borne by Party B.

District Party A shall dispose of the legacy by means of ☐ auction / oral sale and keep the proceeds on behalf of Party B.

District other dagger.

10.2 The goods left after Party B returns the premises shall be deemed to have abandoned the ownership, and Party A shall have the right to dispose of them as waste. Party A has the right to require Party B to bear the expenses incurred in the disposal of the wastes left by Party B.

10.3 When the house is returned, both parties shall submit the use of the house, ancillary articles, facilities and equipment, water and electricity for inspection, and sign or seal the Confirmation of House Return (see Appendix 4).

Article 11 climbing of contract

11.1 This Contract may be terminated upon mutual agreement of both parties

11.2 Party A has the right to unilaterally terminate the Contract and take back the leased premises under any of the following circumstances :

（1）Failure to pay or failure to pay the rent or other fees as agreed30 sun;

（2） On the premise that the leased premises meet the agreed delivery standards, Party B refuses to sign the contract without justifiable reasons

（3）Unauthorized demolition, attack and change of the main structure of the house;

（4）Change the use of leased houses without authorization;

（5）Sublease the leased premises to a third party without authorization;

（6）Use of leased houses for illegal activities. 1L3 Party B has the right to terminate the Contract under any of the following circumstances:

（1） Failure to deliver the leased house within the agreed time of 70 percent;

（2） Party A has no right to rent the premises or the premises delivered not conforming to the contract shall seriously affect party B’s use or endanger Party B

（3） Party B does not assume the agreed maintenance obligations or fails to pay the expenses borne by Party A, so party B cannot make normal

Use of rental houses.

11.4 Both parties shall have the right to terminate the Contract under any of the following circumstances :

（1） The leased premises are expropriated, requisitioned and demolished according to law due to social and public interests or the needs of urban construction. Party B suffers any loss (including decoration loss) under the failure to complete the performance of the contract] ;

(2) The leased house is damaged, lost or damaged, or the house identified as dangerous can not be used ;

(3) When signing the contract, Party A has informed Party B that the mortgage has been set before the lease of the leased premises and may be disposed of during the lease term Be disciplined. Coinage

11.5 In case of the above circumstances, this Contract shall be terminated if Party A or Party B delivers the Notice of Termination of Contract (see Appendix V) to the other Party in accordance with Article 14 hereof.

Article 12 Liability for Breach of contract

12.1 Party A’s liability for breach of contract

（1）If Party B terminates the Contract as stipulated in Article 11.3, Party A shall return the deposit and the rent balance collected in advance within 5 days after the termination of the contract, and pay party B liquidated damages according to the monthly rent amount of the contract. If the liquidated damages paid are insufficient to offset party B’s losses, Party A shall also be responsible for the compensation.

（2） If Party A delays in delivering the premises to Party B or Party B fails to terminate the contract as stipulated in Item 2 and Item 3 of Article 11.3 hereof, Party A shall pay liquidated damages to Party B twice of the daily rent per day (the maximum amount shall not exceed twice the amount of the monthly rent).

（3） During the lease term, if Party A unilaterally terminates the contract without article U, it shall inquire Party B shall notify Party B in writing on 30 days, return the deposit and the rent balance received in advance, and pay party B a liquidated damages equal to twice the amount of the contract monthly rent. If the liquidated damages paid are insufficient to offset party B’s losses, Party A shall also be responsible for the compensation.

12.2 Party B’s liability for breach of contract

(1) If Party A terminates the Contract as stipulated in Article 11.2, Party B shall pay liquidated damages to Party A according to the monthly rent amount of the contract. If the liquidated damages paid are insufficient to offset party A’s losses, Party B shall also be responsible for the compensation.

(2) Party B delays in paying the rent, deposit or other fees, and fails to meet the termination conditions or reaches the termination of the contract.

If Party A fails to terminate the contract, Party B shall pay a damages equal to party A twice the daily rent for each day overdue,

(3) During the lease term, if Party B unilaterally terminates the Contract without Article 11 hereof, party B shall notify Party A in writing at least 30 days in advance and pay party A liquidated damages twice the monthly rent amount. If the liquidated damages are insufficient to cover Party A’s losses, Party B shall also be responsible for compensation.

(4) If the lease term expires or the contract is terminated, Party B shall move out and return the premises in time. In case of overdue removal or refusal to pay, Party B shall pay liquidated damages equal to twice of the daily rent to Party A for each day overdue.

(5) If Party B, without Party A’s consent, transforms, decorates the leased premises or installs facilities affecting the structure of the premises, it shall restore the leased premises to its original state and compensate Party A for the losses caused thereby. If party B’s aforementioned behavior causes personal damage or property loss to Party A or a third party, Party B shall bear all legal liabilities and compensate for the losses.

Article 13 Special clause

Party A and Party B shall sign Appendix 7 Responsibility Letter for Safety Management of Housing Lease in Shenzhen City (hereinafter referred to as “Responsibility Letter”) to fully and appropriately fulfill the responsibilities and obligations of safety management stipulated in the Responsibility Letter. If any party violates the provisions of the Responsibility Letter and causes a safety liability accident or personal injury or property loss in the lease of the house under this contract, the responsible party shall bear all legal and economic losses.

Article 14. Notice and service

14.1 Party A and Party B agree to send the notification by SMS in the 0 E mail area, and both parties confirm that the valid service address is as follows:

Address of Party A: mailing address of the same district

0 Other places: 25 F, Building C, Building 2, Software Industry Base, 1003 Keyuan Road, Nanshan District, Shenzhen

Area email address area wechat signal area mobile phone number /Address of delivery by Party B: 13 mailing address of the first department

Area other, address the dagger District email address area wechat signal mobile phone number dagger

If there is any change in the above-mentioned address, it shall notify the other party in writing, otherwise, the above-mentioned address shall still be regarded as a valid address. If the notice or documents issued by one party to the other party are sent by mail, the date of receipt is the date of delivery, and the documents mailed at the above-mentioned address shall be returned

If, the date of return shall be regarded as the date of delivery; if sent by email, wechat or SMS, the date of delivery shall be regarded as the date of delivery

14.2 If the service cannot be delivered by the above means, the notice sent by Party A to the location of the leased premises shall be deemed to be effectively delivered before Party B withdraws the lease.

Article 15 Dispute settlement

15.1 Any dispute arising from the performance of this Contract shall be settled by the parties through negotiation; If the agreement fails, the parties may request the relevant administrative department, trade association or other third party for mediation, or:

Apply to the Shenzhen International Arbitration Court for arbitration.

Bring a lawsuit to the people’s court where the leased house is located.

15.2 The provisions concerning dispute settlement of the contract exist independently, and the modification, rescission, termination, invalidity or cancellation of the contract shall not affect its validity.

Article 16 Modification of the contract

Without the agreement of both parties, neither party shall unilaterally change the content of this Contract. Both parties may sign a supplementary agreement on the modification of this Contract, and the supplementary agreement shall have the same legal effect as this Contract

Article 17 Contract signing, registration and record

17.1 This Contract shall come into force upon the date of signing by both parties. It is made in five copies, with Party A and Party B holding one copy and the housing leasing management department. It shall have the same legal effect.

17.2 The appendix hereto shall be an integral part of this Contract and shall have the same legal effect as this Contract-